Exhibit 99.1

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER EARNINGS AND YEAR END RESULTS

Southampton, PA., Jan. 27, 2011 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2010 was $206,000, or $0.21 per basic and diluted share, compared to $149,000 or $0.13 per basic and diluted share for the same period in 2009. Net income for the year ended December 31, 2010 was $671,000, or $0.64 per basic and diluted share compared to $487,000 or $0.42 per basic and diluted share for the same period in 2009.

Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to report an increase of 38.3% and 37.8%, respectively, in earnings for the quarter and twelve months ended December 31, 2010, compared to the same periods in 2009.  Additionally, our assets finished the year with a healthy growth of 8.7% at $102.1 million.  Our net interest margin continued to post significant improvement and, along with non-interest income, combined to produce our highest earning annual income to date.”

Mr. Strong added, “Although the negative impact of high unemployment in our market area continues, our non-performing loans as a percent of net loans decreased from 3.35% at September 30, 2010, to 2.02% of net loans at the end of this quarter.  We believe that these non-performing loans are manageable and are adequately reserved for.  In recent periods, we have acquired bank-owned properties that we are actively improving, leasing or marketing for sale.  We sold one such property in this quarter and a second property is scheduled for settlement in the first quarter of 2011.”

Mr. Strong continued, “This year we have focused on a “back to growth” strategy as reflected in our balance sheet and income statement, and driven in part by the requisite infrastructure improvements.   In 2010 we completed substantial upgrades in our subsidiary mortgage company.  We are very pleased that we accomplished these upgrades and maintained the high level of earnings recorded.    We are providing for additional infrastructure upgrades to the Bank in 2011 that will enhance products, services and facilities.  As always, our current and continued focus remains on long term profitability and payment of dividends supported by an active stock repurchase program.  This focus continues to reflect the Company’s strong commitment to shareholder value.”

Net income amounted to $206,000 for the three months ended December 31, 2010, an increase of $57,000, or 38.3%, compared to net income of $149,000 for the same period in 2009. The increase in net income on a comparative quarterly basis was primarily the result of a $155,000 increase in net interest income and an $8,000 decrease in the provision for loan losses, offset by a $52,000 increase in non-interest expense, a $43,000 increase in the provision for income taxes, and an $11,000 decrease in non-interest income.

The $155,000, or 19.8% increase in net interest income for the three months ended December 31, 2010 over the comparable period in 2009 was driven by a $93,000, or 7.0% increase in interest income and a $62,000, or 11.3% decrease in interest expense. The average interest rate spread increased from 3.01% for the three months ended December 31, 2009, to 3.55% for the same period in 2010, while the net interest margin increased from 3.47% for the three months ended December 31, 2009, to 3.83% for the same period in 2010.

The $11,000, or 9.6% decrease in non-interest income for the three months ended December 31, 2010 over the comparable period in 2009 was primarily attributable to a decrease in other fees and service charges by $18,000 offset by an increase of $7,000 in fees generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries which began operation in July of 2009.  The quarter over quarter decline in other fees and service charges was primarily due to the recognition of a $27,000 gain on the sale of a other real estate owned property in the fourth quarter of 2009.

The $52,000, or 8.4% increase in non-interest expense for the three months ended December 31, 2010 compared to the same period in 2009 was primarily attributable to a $65,000 increase in salaries and employee benefits expense, a $20,000 increase in occupancy and equipment expense, and a $16,000 increase in advertising expense.  Offsetting these increases was a $24,000 decrease in professional fess, an $18,000 decrease in FDIC deposit insurance assessment, and a $6,000 decrease in other real estate owned expense.  The increase in salaries and employee benefits expense on a quarter-over-quarter basis was primarily due to increased staff as the Company expanded its operations, including the new subsidiaries and the opening of a branch banking office in Allentown, Pennsylvania in February of 2010.  The increase in occupancy and equipment expense for the quarter can also be attributed to our Allentown operations.

The $43,000, or 45.7% increase in the provision for income taxes for the three months ended December 31, 2010 over the three month period ended December 31, 2009 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 39.9% compared to 38.7% for the comparable period.

For the year ended December 31, 2010, net income amounted to $671,000 compared to $487,000 for the year ended December 31, 2009.  The $184,000, or 37.8% increase in net income was primarily the result of a $547,000 increase in net interest income, a $117,000 increase in non-interest income, and a $51,000 decrease in the provision for loan losses, offset by a $405,000 increase in non-interest expense and a $126,000 increase in the provision for income taxes.

The $547,000, or 18.4% increase in net interest income for the year ended December 31, 2010 over the year ended December 31, 2009 was driven by a $481,000, or 19.7% decrease in interest expense and a $66,000, or 1.2% increase in interest income. The average interest rate spread increased from 2.82% for the year ended December 31, 2009, to 3.41% for the year ended December 31, 2010, while the net interest margin increased from 3.34% for the year ended December 31, 2009, to 3.73% for the year ended December 31, 2010.

Non-interest income increased $117,000, or 52.7% for the year ended December 31, 2010 over the year ended December 31, 2009.  The increase was primarily attributable to the fees generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries which began operation in July of 2009.

The $405,000, or 18.1% increase in non-interest expense for the year ended December 31, 2010 compared to the year ended December 31, 2009 was primarily attributable to a $333,000 increase in salaries and employee benefits expense, a $71,000 increase in occupancy and equipment expense, a $67,000 increase in other expenses, and a $51,000 increase in advertising expense. Offsetting these increases was a $40,000 decrease in directors’ fees and expenses, a $35,000 decrease in FDIC deposit insurance assessment, a $22,000 decrease in other real estate owned expense, and a $20,000 decrease in professional fees.  As was the case for the three month period ending December 31, 2010, the increase in salaries and employee benefits expense for the year ended December 31, 2010 over the year ended December 31, 2009 was primarily due to increased staff as the Company expanded its operations, including the new subsidiaries and branch banking office which opened in February of 2010.

The $126,000, or 40.1% increase in the provision for income taxes for the year ended December 31, 2010 over the year ended December 31, 2009 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 39.6% compared to 39.2% for the comparable period.

The Company’s total assets at December 31, 2010 were $102.1 million, an increase of $8.2 million, or 8.7%, from $93.9 million at December 31, 2009.  This increase was primarily due to growth in cash and cash equivalents of $3.2 million, interest-earning time deposits of $2.8 million, investment securities available for sale of $2.3 million, loans receivable, net of the allowance for loan losses, of $2.0 million, and other real estate owned of $278,000.  Offsetting these increases were principal payments from mortgage-backed securities held to maturity of $2.3 million.  Asset growth for the year ended December 31, 2010 was funded by an $11.4 million increase in deposits.

Total interest-bearing deposits increased $11.4 million, or 16.8%, to $79.7 million at December 31, 2010 from $68.3 million at December 31, 2009.  This increase was attributable to increases of $11.1 million in certificates of deposit, $290,000 in statement savings accounts, and $275,000 in eSavings accounts, offset by a decrease of $198,000 in passbook savings accounts.  The increase in certificates of deposit was primarily due to the competitive interest rates offered by the Bank and investors seeking the safety of insured bank deposits.

Total stockholders’ equity decreased $2.2 million to $15.2 million at December 31, 2010 from $17.4 million at December 31, 2009.  Contributing to the decrease for the year was the purchase of 307,276 shares of the Company’s stock in the open-market as part of the Company’s stock repurchase programs, as well as other private repurchases, for an aggregate purchase price of $2.9 million, dividends paid of $136,000, and $14,000 of accumulated other comprehensive income.  These decreases were offset by $671,000 of net income for the year ended December 31, 2010, $116,000 amortization of stock awards and options under our stock compensation plans, and $70,000 related to common stock earned by participants in the employee stock ownership plan.

Non-performing loans amounted to $1.5 million, or 2.02% of net loans receivable at December 31, 2010, consisting of thirteen loans, seven of which are on non-accrual status and six of which are 90 days or more past due and accruing interest.  This compares to nineteen non-performing loans totaling $2.5 million, or 3.35% of net loans receivable at September 30, 2010,  and eleven non-performing loans totaling $925,000, or 1.27% of net loans receivable at December 31, 2009.  The non-performing loans at December 31, 2010 include eight one-to-four family non-owner occupied residential loans, three one-to-four family owner occupied residential loans, one home equity loan, and one commercial real estate loan, and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  During the quarter ended December 31, 2010, one loan was placed on non-accrual status resulting in the reversal of $3,000 of previously accrued interest income.  Also during the quarter, five loans were placed back on accrual status resulting in the receipt of approximately $22,000 of previously reversed and past due interest.  In addition, one loan previously on non-accrual status was paid-off and another transferred to other real estate owned.  Not included in non-performing loans are performing troubled debt restructurings which totaled $430,000 at December 31, 2010 compared to $1.5 million at December 31, 2009.  The allowance for loan losses as a percent of total loans receivable was 1.15% at December 31, 2010 and 1.14% at December 31, 2009.

Other real estate owned amounted to $1.2 million at December 31, 2010, consisting of five properties, none of which had a carrying value of more than $373,000.  This compares to three properties totaling $913,000 at December 31, 2009. In addition to the one property transferred to other real estate owned during the quarter ended December 31, 2010, one other real estate owned property was sold at a loss of $4,000.  Non-performing assets amounted to $2.7 million, or 2.64% of total assets at December 31, 2010 compared to $3.7 million, or 3.62% of total assets at September 30, 2010 and $1.8 million, or 1.96% of total assets at December 31, 2009.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At December 31, 2010	At December 31, 2009
Assets	(Unaudited)	(Unaudited)

Cash and cash equivalents	$8,650	$5,420
Investment in interest-earning time deposits	6,001	3,153
Investment securities available for sale (cost-2010 $3,290; 2009 $1,001)	3,271	1,002
Mortgage-backed securities held to maturity (fair value-2010 $5,810; 2009 $8,142)	5,406	7,731
Loans receivable, net of allowance for loan losses (2010 $871; 2009 $835)	74,710	72,728
Accrued interest receivable	423	397
Investment in FHLB stock, at cost	757	797
Bank premises and equipment, net	1,073	1,092
Other real estate owned, net	1,191	913
Prepaid expenses and other assets	619	704
Total Assets	$102,101	$93,937

Liabilities and Stockholders’ Equity

Liabilities
Deposits, interest-bearing	$79,691	$68,252
Federal Home Loan Bank advances and other borrowings	6,023	7,292
Accrued interest payable	107	117
Advances from borrowers for taxes and insurance	746	763
Accrued expenses and other liabilities	343	127
Total Liabilities	86,910	76,551

Stockholders’ Equity	15,191	17,386
Total Liabilities and Stockholders’ Equity	$102,101	$93,937

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest Income	$1,426	$1,333	$5,480	$5,414
Interest Expense	489	551	1,955	2,436
Net Interest Income	937	782	3,525	2,978
Provision for Loan Losses	28	36	114	165
Net Interest Income after Provision for Loan Losses	909	746	3,411	2,813
Non-Interest Income	103	114	339	222
Non-Interest Expense	669	617	2,639	2,234
Income before Income Taxes	343	243	1,111	801
Income Taxes	137	94	440	314
Net Income	$206	$149	$671	$487

	Three Months Ended		Year Ended
Per Common Share Data:	December 31,		December 31,
	2010	2009	2010	2009
Earnings per share - basic	$0.21	$0.13	$0.64	$0.42
Average shares outstanding - basic	975,249	1,157,507	1,040,855	1,168,084
Earnings per share - diluted	$0.21	$0.13	$0.64	$0.42
Average shares outstanding – diluted	980,739	1,158,534	1,045,450	1,168,532

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Selected Operating Ratios:	(Unaudited)		(Unaudited
Average yield on interest-earning assets	5.82%	5.92%	5.80%	6.08%
Average rate on interest-bearing liabilities	2.27%	2.91%	2.39%	3.26%
Average interest rate spread	3.55%	3.01%	3.41%	2.82%
Net interest margin	3.83%	3.47%	3.73%	3.34%
Average interest-earning assets to average interest-bearing liabilities	113.71%	118.70%	115.54%	119.28%
Efficiency ratio	64.45%	70.44%	68.30%	70.45%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.02%	1.27%	2.02%	1.27%
Non-performing assets as a percent of total assets	2.64%	1.96%	2.64%	1.96%
Allowance for loan losses as a percent of non-performing loans	57.84%	90.27%	57.84%	90.27%
Allowance for loan losses as a percent of total loans receivable	1.15%	1.14%	1.15%	1.14%

(1) Asset quality ratios are end of period ratios.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059